For immediate release Financial Contact: Mike Knapp Knowles Investor Relations Phone: (630) 238-5236 Email: mike.knapp@knowles.com Knowles Appoints Michael Wishart to the Board of Directors ITASCA, Ill., May 18, 2020 — Knowles Corporation (NYSE: KN), a market leader and global provider of advanced micro-acoustic, audio processing, and precision device solutions, today announced the appointment of Michael S. Wishart as an independent director to the Company’s Board of Directors. His appointment was effective May 15, 2020 and expands the Board to 9 directors. Mr. Wishart is chief executive officer, co-founder and a director of efabless corporation, an early-stage company offering an open platform and marketplace for community-based design of electronics. He is also a venture partner at Tyche Partners, a venture capital firm focused on hardware-related companies. Prior to joining the Knowles board, Mr. Wishart served on the board of directors of Cypress Semiconductor and Spansion, Inc. Mr. Wishart has over 30 years of experience as an executive advisor to the technology industry. He has served as a managing director and advisory director of Goldman, Sachs & Co., where he counseled senior executives of leading technology companies on strategic issues. Prior to Goldman Sachs, he was managing director and head of the Global Technology Group of Lehman Brothers, and previously worked in the Investment Banking Division of Smith Barney, Harris Upham & Co. “We are delighted to welcome Mike to Knowles’ Board of Directors. His strategy and leadership experience within the global technology industry and insights into capital markets will benefit Knowles as we work to drive sustainable growth and enhance value for all shareholders,” said Don Macleod, chairman of the board of Knowles. Mr. Wishart will also serve as a member of the Audit Committee of Knowles’ Board of Directors. About Knowles Knowles Corporation (NYSE: KN) is a market leader and global provider of advanced micro-acoustic, audio processing, and precision device solutions, serving the mobile consumer electronics, communications, medtech, defense, automotive, and industrial markets. Knowles uses its leading position in MEMS (micro-electro-mechanical systems) microphones and strong capabilities in audio processing technologies to optimize audio systems and improve the user experience in mobile, ear, and IoT applications. Knowles is also the leader in acoustic components, high-end capacitors, and mmWave RF solutions for a diverse set of markets. Knowles’ focus on the customer, combined with unique technology, proprietary manufacturing techniques, rigorous testing, and global scale, enables it to deliver innovative solutions that optimize the user experience. Founded in 1946 and headquartered in Itasca, Illinois, Knowles is a global organization with employees in 12 countries. The company continues to invest in high value solutions to diversify its revenue and increase exposure to high growth markets. For more information, visit knowles.com.